Exhibit 10.15.1

November 24, 2003

Mark McDade
Chief Executive Officer
Protein Design Labs, Inc.
34801 Campus Drive
Fremont, CA 94555

Re:	Development and License Agreement between Protein Design Labs, Inc. and Progenics Pharmaceuticals, Inc., dated April 30, 1999 (the “Agreement”)

Dear Mark:

This letter agreement will serve to amend the above captioned Agreement. PDL and Progenics hereby agree as follows:

1.	The milestone set forth in Section 5.01(a), Milestone Row 3 of the Agreement shall be due on the first to occur of (a) March 31, 2004 or (b) thirty (30) days after issuance of the final report of the preclinical studies being performed at Progenics utilizing the huPRO 140 HG2-IgG4 antibody produced from the Sp2/0 cell line that has been delivered to Progenics by PDL (the “PRO 140 First Generation Antibody”).

2.	In the event Progenics requests that PDL deliver a second Sp2/0 cell line (the “PRO 140 Second Generation Antibody”), a separate additional milestone payment of $250,000 shall be due in accordance with Section 5.01(a), Milestone Row 3 of the Agreement.

3.	Section 5.01(a), Milestone Row 4 is amended to read in full: “The later of (i) one (1) year after the payment of the PRO 140 First Generation Milestone set forth in Section 5.01(a) 3, as amended by this Letter Agreement, or (ii) December 31, 2004.”

4.	Milestones due under Section 5.01(a), Milestone Row 5 and 5.01(a), Milestone Row 6 (i.e., a total of $600,000) shall be due and payable in the aggregate only once with respect to the PRO 140 First Generation Antibody or the PRO 140 Second Generation Antibody, and shall be payable upon the earlier to occur of: (a) June 30, 2005 for so long as the PRO 140 First Generation Antibody is being evaluated and developed, in which instance the milestones will be aggregated and due simultaneously, or (b) individually in accordance with their terms as set forth in the Agreement with respect to the PRO 140 Second Generation Antibody (i.e. filing of an IND for the PRO 140 Second Generation Antibody and Initiation of a phase 1 clinical trial with the PRO 140 Second Generation Antibody, respectively).

Mark McDade
Protein Design Labs, Inc.
November 24, 2003

5.	The Annual Maintenance Fee of $150,000 payable within ten (10) days of each anniversary of the Effective Date (i.e., April 30) shall be suspended until the anniversary date of the Effective Date immediately following the earlier to occur of (a) initiation of the first phase 2 clinical Trial with the first Licensed Product, or (b) December 31, 2006

All other terms and conditions of the Agreement not specifically modified or revised by the terms of this Letter Agreement will continue in full force and effect. Any capitalize terms used herein that are not defined herein, shall have the same meaning ascribed to them in the Agreement.

If you have any questions or wish to discuss any aspect of the above, please feel free to contact either the undersigned or Philip K. Yachmetz, our Vice President & General Counsel (914.789.2809). If there are no questions or need for discussion, please signify your agreement and assent to the above revisions by executing two (2) copies of this Letter Agreement, returning one (1) copy to Mr. Yachmetz for our records. We look forward to the continuation of our mutually beneficial relationship.

Very truly yours,
PROGENICS PHARMACEUTICALS, INC.

Paul J. Madon, M.D., Ph.D.
Chairman & Chief Executive Officer

Agreed and Accepted
Protein Design Labs, Inc.

By:
          Mark McDade
          Chief Executive Officer

Cc:       Philip K. Yachmetz, Esq.